FRONTIER ENERGY CORPORATION         Symbol FRGY.OB


October 20,2006



                           50 MILLION SHARES CANCELLED

October 20, 2006-Las Vegas, Nevada. Frontier Energy Corporation (OTC FRGY.OB) announced today that the 50 million shares that it had cancelled the 50,000,000 shares of common stock it had issued in connection with a purchase of assets from Sol-Terra Energy, Inc. Sol-Terra was required to submit a written appraisal of the value of the assets to the company, but Sol-Terra had failed to deliver the appraisal.

In a related matter, effective immediately, Mr. Fred Da Silva has been removed from the Board of Directors and terminated as President of the company.


             Mr. Robert Genesi
             Chairman

             702-648-5849